Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Actelis Networks, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	(1)	Other	680,422	$3.0250	$2,058,276.55	0.0001381	$284.25

Total Offering Amounts:							$2,058,276.55		284.25
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$284.25

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Actelis Networks, Inc that may be issued in connection with a stock dividend, stock split, recapitalization or similar transactions.

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital market on November 28, 2025.

Consists of 680,422 shares of the Company’s Common Stock which consists of the following: (i) 640,530 shares of Common Stock issuable upon the exercise of warrants issued to Armistice Capital, LLC (“Armistice”) in connection with a warrant inducement transaction which closed on September 3, 2025 (the “Warrant Inducement”), (ii) 10,000 shares of Common Stock issuable upon the exercise of warrants issued to Armistice as consideration for its waiver of a provision in the inducement letter for the Warrant Inducement and (iii) 29,892 shares of Common Stock issuable upon the exercise of placement agent warrants issued in the Warrant Inducement.